PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 45 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-27919
Dated June 2, 1997                                             February 5, 1998
                                                                 Rule 424(b)(3)

                   Morgan Stanley, Dean Witter, Discover & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes
                             -----------------------


     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on any February 25 or August 25, commencing February 25, 2000.

     Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.

Principal Amount:          $15,000,000

Maturity Date:             February 25, 2008

Settlement Date
   (Original Issue
   Date):                  February 25, 1998

Interest Accrual Date:     February 25, 1998

Issue Price:               100%

Specified Currency:        U.S. Dollars

Redemption
   Percentage:             100%

Redemption Dates:          Redeemable in whole, but
                           not in part, at the option
                           of  the Company upon not
                           less than 30 nor more
                           than 35 calendar days
                           notice on any February
                           25 or August 25,
                           commencing February 25,
                           2000

Annual Redemption
   Percentage
   Reduction:              N/A

Interest Rate:             6.30% per annum
Interest Payment
   Dates:                  The twenty-fifth day of
                           each month, commencing
                           March 25, 1998

Interest Payment
   Period:                 Monthly

Total Amount of OID:       N/A

Original Yield to
   Maturity:               N/A

Initial Accrual
   Period OID:             N/A

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Trustee:                   The Chase Manhattan
                           Bank

Minimum
   Denomination:           $1,000

CUSIP:                     61745ELQ2

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER